Exhibit 5.1
02 March 2011
MakeMyTrip Limited
Rogers House
5 President Kennedy Street
Port Louis
Mauritius
Dear Sirs,
MakeMyTrip Limited (the “Company”)
We have acted as special Mauritius legal counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on 02 March 2011 and relating to the offering (the “Offering”) by the Company and certain selling shareholders of ordinary shares of par value US$0.0005 each in the capital of the Company (the “Shares”) of which certain Shares are being offered by the Company (the “Issued Shares”) and certain Shares are being offered by certain selling shareholders of the Company (the “Vendor Shares”).
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed a copy of (1) the certificate of incorporation, the certificate of incorporation on change of name and the certificate of conversion to public company of the Company, (2) the constitution of the Company, (3) the Category 1 global business licence issued by the Financial Services Commission of Mauritius (the “Financial Services Commission”) under the Financial Services Act 2007 (“FSA”), (4) written resolutions of the board of directors of the Company dated 25 February 2011 (the “Resolutions”), (5) the Certificate of Current Standing in respect of the Company issued by the Registrar of Companies in Mauritius on 01 March 2011 (the “Certificate Date”), (6) a certificate from the Secretary of the Company addressed to our firm dated 02 March 2011, a copy of which is attached hereto (the “Officer’s Certificate”), and (7) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Mauritius, which would have any implication in relation to the opinions expressed herein, and (d) that upon issue of any Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.
We have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction the subject of this opinion. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Officer’s Certificate as to matters of fact without further verification and have relied upon the foregoing assumptions, which we have not independently verified.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Mauritius. This opinion is to be governed by and construed in accordance with the laws of Mauritius and is limited to and is given on the basis of the current law and practice in Mauritius. This opinion is issued for the purposes of the filing of the Registration Statement and the Offering.
On the basis of and subject to the foregoing, we are of the opinion that:
1.	As at the Certificate Date, the Company is a public company limited by shares duly incorporated and validly existing under the laws of Mauritius and is in good current standing as evidenced by the Certificate of Current Standing issued by the Registrar of Companies.
2.	The Company is the holder of a Category 1 global business licence issued by the Financial Services Commission under the FSA.
3.	When issued and paid for as contemplated by the Registration Statement, the Issued Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
4.	The Vendor Shares have been, or when issued and paid for as contemplated by the Registration Statement on completion of the Offering will be, validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the captions “Taxation” and “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”), or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman (Mauritius) Limited

Multiconsult
02 March 2011
The Director
Conyers Dill & Pearman (Mauritius) Limited
2nd Floor, Ebene Mews
57, Ebene Cybercity
Dear Sir
OFFICER’S CERTIFICATE
I, Mohammad Akhtar Janally, the undersigned, for and on behalf of Multiconsult Limited, in our capacity as the Management Company and Secretary of MakeMyTrip Limited (the “Company”), a company incorporated and existing under the laws of Mauritius, DO HEREBY CERTIFY THAT by virtue of our Office I have access to the original records of the Company.
This Certificate is issued to you in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission on 02 March 2011 and relating to the offering (the “Offering”) by the Company and certain selling shareholders of ordinary shares of par value US$0.0005 each in the capital of the Company (the “Shares”) of which certain Shares are being offered by the Company (the “Issued Shares”) and certain Shares are being offered by certain selling shareholders of the Company (the “Vendor Shares”).
I HEREBY CERTIFY THAT:
1.	The Vendor Shares have been, or on completion of the Offering will be, validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

2.	The written resolutions of the board of directors of the Company dated 25 February 2011 were passed in accordance with the Constitution of the Company and remain in full force and effect and have not been rescinded or amended.

3.	The directors and the shareholders of the Company have not taken any steps to put the Company into liquidation or wind it up. No receiver has been appointed over any of the Company’s property or assets, and no liquidator has been appointed to wind up the Company.

THAT THE SAME AND ABOVE has not been altered, amended or rescinded, and is now in full force and effect.
IN WITNESS WHEREOF I have hereunto set my signature on this 2nd day of March 2011.
Yours faithfully
For and on behalf of Multiconsult Limited
/s/ Akhtar Janally
Akhtar Janally
Authorised signatory
Multiconsult Limited Rogers House, 5 President John Kennedy St., Port Louis, Mauritius
Tel +230 405 2000 Fax +230 212 5265 www.multiconsult.mu
Business Registration Number C09004928
Member of the Cim Group — A Rogers Investment